UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2009 (March 31, 2009)
Odyssey Re Holdings Corp.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-16535 Commission File Number	52-2301683 (I.R.S. Employer Identification Number)

Odyssey Re Holdings Corp.
300 First Stamford Place, Stamford, Connecticut 06902
(203) 977-8000
(Address of principal executive offices and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
This current report on Form 8-K/A amends the current report on Form 8-K filed by Odyssey Re Holdings Corp. (“OdysseyRe”) on April 1, 2009, which reported that on March 31, 2009, Brian Young was appointed Executive Vice President and Chief Operating Officer of OdysseyRe, effective May 1, 2009.
On May 29, 2009, the Compensation Committee of the Board of Directors of OdysseyRe approved the material terms of a new employment agreement between OdysseyRe and Brian Young, effective as of May 1, 2009. The agreement provides that Mr. Young will serve as OdysseyRe’s Executive Vice President and Chief Operating Officer until May 1, 2014, or such later time as is mutually agreed in writing between the parties. Mr. Young will receive an annual base salary equal to $750,000 and shall participate in a bonus pool created with respect to each accident underwriting year with an annual target bonus equal to 100% of his base salary, subject to the satisfaction of certain pre-established performance criteria. In connection with entering into the agreement, Mr. Young will also receive an award of OdysseyRe restricted stock with a value of $1,500,000, which will fully vest on May 1, 2014 (with accelerated vesting upon death, disability, retirement, “change in control” of OdysseyRe, a “constructive termination” of employment by Mr. Young or a termination of employment by OdysseyRe for reasons other than for “cause”) (as such terms are defined in the agreement).
In addition, the agreement includes the following material terms:
•	If Mr. Young’s employment is terminated on account of death, his estate will receive (i) a lump sum payment consisting of 12 months of his base salary, (ii) all accrued and unpaid bonuses for the years preceding his death, and a pro-rated bonus for the year of his death, payable at the time that such amounts are ordinarily paid to employees, and (iii) all unvested restricted shares shall vest (the “Termination Benefit”).

•	If Mr. Young’s employment is terminated by reason of disability, he will receive the Termination Benefit (substantially as described above), except his base salary shall continue for the greater of one year or the period ending on the date of his termination of employment by reason of disability in accordance with the procedures set forth in the agreement.

•	If Mr. Young’s employment is terminated by OdysseyRe without cause or by Mr. Young by reason of a constructive termination, he will receive the Termination Benefit (substantially as described above), except his base salary shall continue for the greater of one year or the remainder of the term of the agreement.

•	If, within one year following a change of control, Mr. Young’s employment is terminated by OdysseyRe or a successor for reasons other than for cause, or by him due to a constructive termination, he will receive the Termination Benefit (substantially as described above), except his base salary shall continue for the greater of two years or the remainder of the term of the agreement.

•	If OdysseyRe elects not to extend Mr. Young’s employment under the terms of the agreement, Mr. Young will receive (i) continuation of his base salary for 12 months, (ii) all accrued and unpaid bonuses for all prior years and a pro-rated bonus for the year of non-extension, and (iii) all unvested restricted shares shall vest.
In the event any excise taxes are imposed on account of any payments or benefits being subject to Section 280G of the Internal Revenue Code, such amounts shall be reduced as necessary to avoid such taxes, but only if such reduction will result in a greater after-tax benefit to Mr. Young than if such payments were not reduced. In addition, the agreement contains a confidentiality provision.
The foregoing description is qualified by reference to the full text of the employment agreement, which will be filed as an exhibit to OdysseyRe’s Form 10-Q for the quarter ended June 30, 2009.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 2, 2009

ODYSSEY RE HOLDINGS CORP.
By:	/s/ Donald L. Smith
Name: Donald L. Smith
Title: Senior Vice President, General Counsel and Corporate Secretary